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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           EMC INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

[EMC INSURANCE GROUP INC. LETTERHEAD]

                                 April 17, 2003

Dear Stockholder:

      I am pleased to extend to you my personal invitation to attend the 2003 Annual Meeting of Stockholders of EMC Insurance Group Inc. on May 20, 2003, at 10:00 a.m., at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 2002 performance and its plans for 2003. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of Ernst & Young LLP, the Company's independent auditors, will be available to answer questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares are represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
                                         Sincerely,

                                         /s/ BRUCE G. KELLEY
                                         Bruce G. Kelley
                                         President and CEO

                            EMC INSURANCE GROUP INC.
                                   NOTICE OF
                      2003 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 2003

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Tuesday, May 20, 2003 at 10:00 a.m. local time, at Employers Mutual Casualty Company's office, 700 Walnut Street, Des Moines, Iowa, for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each share of the Company's common stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 2, 2003 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

     April 17, 2003

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DONALD D. KLEMME, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      2003 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 2003

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value common stock (the "Common Stock") for use at the 2003 Annual Meeting of Stockholders to be held on May 20, 2003, and at any adjournment thereof (the "Annual Meeting").

     The Company's 2002 Annual Report to Stockholders was sent to the Company's stockholders on or about April 4, 2003. This proxy statement, along with the accompanying form of proxy, was sent to the Company's stockholders on or about April 17, 2003.

     The accompanying proxy may be revoked by the person giving it at any time before it is voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                               VOTING SECURITIES

     All stockholders of record of the Common Stock at the close of business on April 2, 2003 are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 2003, there were 11,425,814 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the stockholders for a vote and will not affect the outcome of any matter.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 2004 Annual Meeting and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                               DIRECTOR
NAME                                  AGE       SINCE             POSITION WITH THE COMPANY
----                                  ---      --------           -------------------------
George C. Carpenter III.............  75         1981        Director
Elwin H. Creese.....................  71         1994        Director
David J. Fisher.....................  66         1985        Director
Bruce G. Kelley.....................  49         1991        President, Chief Executive Officer
                                                             and Director
George W. Kochheiser................  77         1974        Chairman of the Board
Raymond A. Michel...................  77         1981        Director
Fredrick A. Schiek..................  68         1994        Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that he served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     Elwin H. Creese was Senior Vice President and Treasurer of the Company and of Employers Mutual from 1993 until his retirement on April 1, 1996. He was Vice President and Treasurer of the Company and of Employers Mutual from 1985 until 1993. Mr. Creese was employed by Employers Mutual from 1984 to 1996.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978 and has been employed by that firm since 1962. Mr. Fisher serves on the State of Iowa Board of Regents.

     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and was Treasurer of Employers Mutual from 1996 until 2000, and of the Company from 1996 until 2001. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984.

     George W. Kochheiser has been Chairman of the Board of the Company since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual from 1982 until his retirement in 1991.

Mr. Kochheiser also serves as a director of Employers Mutual and was an employee of that company from 1949 to 1991.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek was Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual from 1992 until his retirement on March 1, 2001. He was Vice President of Employers Mutual from 1983 until 1992 and has served as a director of Employers Mutual since 1998. Mr. Schiek was employed by Employers Mutual from 1959 to 2001.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 2002, the Board of Directors of the Company held four regular meetings. In 2002, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors of the Company has three standing committees: the Executive Committee, the Audit Committee, and the Inter-Company Committee. The Board of Directors of the Company does not have a nominating committee, investment committee or a compensation committee. The functions of the nominating committee and investment committee are carried out by the Board of Directors as a whole. As the officers of the Company are employees of Employers Mutual, the functions of the compensation committee are carried out by the Employers Mutual Board of Directors or one of its committees.

     The Executive Committee members are Bruce G. Kelley, Fredrick A. Schiek and George W. Kochheiser. This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company's Bylaws, require action by the Board of Directors; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's Bylaws. The Executive Committee did not meet during the year ended December 31, 2002.

     The members of the Audit Committee are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The functions performed by this Committee are detailed in the Audit Committee Charter. Their duties are to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. The Audit Committee held four meetings in 2002.

     The Inter-Company Committee was established by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions and ensure those transactions are equitable between the two entities. The Inter-Company Committee met one time during 2002.

DIRECTORS' COMPENSATION

     In 2002, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $900 for each board meeting or committee meeting attended, plus expenses, and a $9,000 annual fee payable irrespective of attendance at meetings. Non-employee directors of the Company are also eligible to participate in Employers Mutual's Non-Employee Director Stock Purchase Plan. Under this plan, directors are granted an option to purchase Common Stock in an amount up to 100 percent of their annual fee at an option price equal to 75 percent of the fair market value of the Common Stock on the option exercise date. During 2002, none of the Company's directors participated in this plan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding those persons known to the Company who own beneficially more than five (5) percent of the Company's Common Stock:

                                                                        AMOUNT AND NATURE
TITLE OF                          NAME AND ADDRESS                        OF BENEFICIAL      PERCENT
 CLASS                          OF BENEFICIAL OWNER                         OWNERSHIP        OF CLASS
--------      --------------------------------------------------------  -----------------    --------
Common        Employers Mutual Casualty Company.......................     9,143,474(1)       79.8%
              717 Mulberry Street
              Des Moines, Iowa 50309

Common        Dimensional Fund Advisors Inc...........................       603,900(2)        5.3%
              1299 Ocean Avenue
              Santa Monica, California 90401

---------------
(1) On April 2, 2003, Employers Mutual owned 79.8% of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2) The information shown is based upon a Schedule 13G, dated February 3, 2003, filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc., a registered investment advisor. Dimensional Fund Advisors Inc. reported it possessed voting and/or investment power with respect to all of the shares.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 2, 2003, by each of the Company's directors and named executive officers individually and the directors and executive officers of the Company as a group. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENT
NAME                                                            OWNERSHIP (1)     OF CLASS
----                                                          -----------------   --------
George C. Carpenter III.....................................         5,490            *
Elwin H. Creese.............................................        10,185            *
Raymond W. Davis............................................        16,285(2)         *
David J. Fisher.............................................         1,800            *
John D. Isenhart............................................        13,076(3)         *
Ronald W. Jean..............................................        17,864(4)         *
Bruce G. Kelley.............................................       164,236(5)       1.4%
George W. Kochheiser........................................        55,000            *
Raymond A. Michel...........................................         5,000            *
William A. Murray...........................................        23,980(6)         *
Fredrick A. Schiek..........................................        12,765            *
All Directors and Executive Officers as a Group (15 persons,
  including those listed above).............................       394,297          3.4%

---------------

* Less than one percent

(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) Raymond W. Davis directly owns 11,785 shares of Common Stock and has presently exercisable options to purchase 4,500 shares, which shares are included in the table.

(3) John D. Isenhart directly owns 12,476 shares of Common Stock and has presently exercisable options to purchase 600 shares, which shares are included in the table.

(4) Ronald W. Jean directly owns 10,305 shares of Common Stock and has presently exercisable options to purchase 7,559 shares, which shares are included in the table.

(5) Bruce G. Kelley owns 93,238 shares of Common Stock directly and 26,198 shares indirectly. Of the 26,198 shares indirectly owned, 1,500 are owned by his spouse and 24,698 are owned by his children. In addition, he owns presently exercisable options to purchase 44,800 shares, which shares are included in the table.

(6) William A. Murray directly owns 5,000 shares of Common Stock and has presently exercisable options to purchase 18,980 shares, which shares are included in the table.

                           COMPENSATION OF MANAGEMENT

     EMC Insurance Group Inc. has no employees of its own and, consequently, has no payroll, no employee benefit plans and no compensation committee of its Board of Directors. Approximately 15 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company. All compensation and all benefits reported in this proxy statement are established by the Employers Mutual Board of Directors or by one of its committees.

     The Company's four property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company, Farm and City Insurance Company and Illinois EMCASCO Insurance Company) and two subsidiaries and an affiliate of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's employees during 2002 was shared by the Company's property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement. The compensation paid to the employees of Employers Mutual who perform duties for EMC Reinsurance Company and EMC Underwriters, LLC, the other two subsidiaries of the Company, is not allocated to the Pooling Agreement and is charged directly to those subsidiaries.

     The aggregate participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 2002 was 23.5 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, with subsequent approval by its full Board of Directors.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the other four most highly compensated executive officers serving as such on December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION(1)
                                 ---------------------------------------   SECURITIES
                                                            OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND                                SALARY     BONUS    COMPENSATION    OPTIONS     COMPENSATION
PRINCIPAL POSITION               YEAR     ($)       ($)        ($)(2)        (#)(3)        ($)(4)
------------------               ----   -------   -------   ------------   ----------   ------------
Bruce G. Kelley................  2002   452,388   391,004          --         4,000        30,136
President & CEO                  2001   426,782        --          --            --         5,730
                                 2000   398,856        --          --        10,000         5,730

Ronald W. Jean.................  2002   240,634   191,799          --        10,000        18,647
Executive Vice President for     2001   219,813        --          --            --         6,066
Corporate Development            2000   186,267        --          --        17,500         5,937

William A. Murray..............  2002   239,475   190,874      66,852        10,000        20,078
Executive Vice President & COO   2001   211,104        --          --         8,200         6,906
                                 2000   108,855    32,580          --        17,500         4,489

John D. Isenhart...............  2002   187,571   137,077          --         2,000        10,470
Sr. Vice President               2001   178,811        --          --            --         7,514
                                 2000   170,301        --          --            --         7,389

Raymond W. Davis...............  2002   173,943   127,118          --         2,000        12,244
Sr. Vice President &             2001   164,263        --          --            --         6,196
Treasurer                        2000   154,976        --          --         7,000         5,837

---------------

(1) Compensation deferred at election of executive includable in category and year earned.

(2) The total dollar value of perquisites and other personal benefits for the named executive officer was less than the reporting thresholds established by the Securities and Exchange Commission for everyone except Mr. Murray. During 2002, Mr. Murray received reimbursement of $65,643 in expenses associated with the sale of his home in Charlotte, NC and his move to Des Moines, IA.

(3) All stock options granted were at option prices equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual Casualty Company 401(k) Savings Plan (the "401(k) Plan"), employer matching contributions to the Employers Mutual Casualty Company Executive Non Qualified Excess Plan, a recognition payment for professional education designation awards and excess group life insurance premiums. During 2002, contributions to the 401(k) Plan and the Executive Non Qualified Excess Plan on behalf of each of Messrs. Kelley, Jean, Murray, Isenhart and Davis were $28,458, $17,681, $17,693, $5,113 and $9,578, respectively. During 2002, there was a payment for the recognition of professional education designation awards. Messrs. Kelley and Davis each received $1,144 and Messrs. Murray and Isenhart each received $610.00. Excess life insurance premiums paid during 2002 on behalf of Messrs. Kelley, Jean, Murray, Isenhart and Davis were $534, $966, $1,775, $4,747 and $1,522, respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 2002. In addition, the table shows the hypothetical gain, or "option spread", that would exist for the respective options based on assumed rates of annual compound stock appreciation of five and ten percent over the full term of the options. Employers Mutual grants the stock options which are utilized to purchase the Common Stock of the Company. Upon the exercise of these options, Employers Mutual pays to the Company the spread between the fair market value and the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                       VALUES BASED ON
                                                                                      ASSUMED RATES OF
                                      NUMBER OF    % OF                                  STOCK PRICE
                                       OPTIONS     TOTAL    EXERCISE                   APPRECIATION(2)
                                       GRANTED    OPTIONS    PRICE     EXPIRATION   ---------------------
NAME                                   (#)(1)     GRANTED    ($/SH)       DATE       5% ($)      10% ($)
----                                  ---------   -------   --------   ----------   ---------   ---------
Bruce G. Kelley.....................    4,000       6.1      18.30       2/1/12       46,035     116,662
Ronald W. Jean......................   10,000      15.2      18.30       2/1/12      115,088     291,655
William A. Murray...................   10,000      15.2      18.30       2/1/12      115,088     291,655
John D. Isenhart....................    2,000       3.0      18.30       2/1/12       23,018      58,331
Raymond W. Davis....................    2,000       3.0      18.30       2/1/12       23,018      58,331

---------------

(1) All stock options granted were at option prices equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(2) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2002, the realized gains from those exercises, the number of unexercised options held as of December 31, 2002, and the amount of unrealized gains attributed to them on that date.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                           NUMBER OF        UNEXERCISED
                                                                          UNEXERCISED       IN-THE-MONEY
                                                                          OPTIONS AT         OPTIONS AT
                                               SHARES         VALUE       YEAR END(#)       YEAR END($)
                                              ACQUIRED       REALIZED    EXERCISABLE/       EXERCISABLE/
NAME                                       ON EXERCISE(#)     ($)(1)     UNEXERCISABLE    UNEXERCISABLE(2)
----                                       --------------    --------    -------------    ----------------
Bruce G. Kelley........................        4,000          33,500     74,000/10,000    570,130/51,720
Ronald W. Jean.........................           --              --      5,159/21,100     38,816/93,420
William A. Murray......................        3,178          34,179     14,840/27,860    106,167/172,577
John D. Isenhart.......................          600           3,853          0/2,400           0/2,073
Raymond W. Davis.......................        2,700          18,900      3,600/7,000      22,688/40,150

---------------

(1) Value realized is the fair market value on the date(s) of exercise less the exercise price(s).

(2) The value of unexercised options is calculated by subtracting the exercise price(s) from the fair market value of the stock at year-end. The year-end fair market value was $17.87.

RETIREMENT PLANS

     The following table reflects the estimated annual retirement benefit that will be available to the executives named in the Summary Compensation Table. It assumes that all retirement plans remain in effect as they are currently structured and a normal retirement age of 65. The assumed annual earnings is an average of the five consecutive pay years out of all pay years, which give the highest average. The assumed annual earnings shown have been computed to reflect a range adequate to cover the current salaries of the named executives with provision for reasonable increases in future compensation.

                                                     YEARS OF SERVICE AT NORMAL RETIREMENT DATE
                                             -----------------------------------------------------------
ASSUMED ANNUAL EARNINGS                         15               20               25               30
-----------------------                         --               --               --               --
      $250,000...........................    $ 69,777         $ 93,041         $116,290         $139,554
       300,000...........................      84,777          113,042          141,289          169,554
       350,000...........................      99,777          133,043          166,288           199554
       400,000...........................     114,777          153,044          191,287          229,554
       450,000...........................     129,777          173,045          216,286          259,554
       500,000...........................     144,777          193,046          241,285          289,554
       550,000...........................     159,777          213,047          266,284          319,554
       600,000...........................     174,777          233,048          291,283          349,554
       650,000...........................     189,777          253,049          316,282          379,554
       700,000...........................     204,777          273,050          341,281          409,554
       750,000...........................     219,777          293,051          366,280          439,554
       800,000...........................     234,777          313,052          391,279          469,554
       850,000...........................     249,777          333,053          416,278          499,554
       900,000...........................     264,777          353,054          441,277          529,554
       950,000...........................     279,777          373,055          466,276          559,554
     1,000,000...........................     294,777          393,056          491,275          589,554
     1,050,000...........................     309,777          413,057          516,274          619,554

     The Employers Mutual Casualty Company Retirement Plan (the "Pension Plan") covers all employees of Employers Mutual and its subsidiaries. Within the pension plan there are two formulas for arriving at an employee's benefit, depending on their age and date of employment.

     Employees employed prior to January 1, 1989 and who were 50 years old, or older, on January 1, 2000 will continue to have their benefits calculated under a traditional defined benefit formula. This formula is based on years of service, the highest average pay for five consecutive years and the employee's age at the time of retirement. Retirement benefits for all other employees will be determined under a cash balance formula.

     The formula for determining the benefits earned under the cash balance formula is similar to that of a defined contribution plan. The formula is based on a combination of covered compensation and interest paid on a participant's accumulated account balance. Each year a participant's account is credited with
(1) a defined percentage of their covered compensation for the year and (2) interest on the prior year-end account balance at the 30 year treasury rate (GATT Rate). The participant's account balance is defined annually based on these factors without regard to the actual investment performance of the pension plan's assets.

     Employers Mutual also sponsors a defined contribution plan, the 401(k) Plan. This plan is available to all employees of Employers Mutual and its subsidiaries. Under the 401(k) Plan, Employers Mutual matches 50 percent of the first six percent of covered compensation that an employee defers. With the exception of the highly compensated group, the employee participants can make tax qualified deferrals of up to 50 percent of their covered compensation to this plan. Beginning in 2001 a new plan, the Executive Non Qualified Excess Plan (ENQEP), was created for the highly compensated group who were limited in their 401(k) deferral percentage. This plan allows the highly compensated to defer up to 25% of their salary between the 401(k) Plan and the ENQEP. Employers Mutual matches 100 percent of the first five percent of covered compensation under the ENQEP.

     In addition to the ENQEP, Employers Mutual has two other non-qualified supplemental retirement plans, the Excess Retirement Benefit Agreement and the Supplemental Executive Retirement Plan. These plans restore retirement benefits to those employees who are prevented from receiving full benefits from the Pension Plan because of their deferral of bonus income and the restrictions imposed on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. These three plans are unfunded and any payments made to participants will be from the general accounts of Employers Mutual.

     All of the individuals named in the Summary Compensation Table are participants in each of these plans. For retirement benefit purposes, during 2002 the number of full years of service accrued and the compensation for Messrs. Kelley, Jean, Murray, Isenhart and Davis were 17 and $456,535, 23 and $243,787, 17 and $243,237, 39 and $193,096 and 23 and $176,778, respectively.
For 2002, pursuant to the requirements of the Internal Revenue Code, as amended, compensation credited under the qualified Pension Plan and the 401(k) Plan was limited to $200,000.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers of Employers Mutual is initially determined by the Senior Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its full Board of Directors.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group, some of which are included in the industry index used in the performance graph appearing later in this report, is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided, and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength. Employers Mutual and its non-life insurance subsidiary companies collectively had assets that totaled $2,067,497,320 at December 31, 2002 and had written premiums of $1,089,297,388 for the year.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is determined primarily through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     The executives also have an incentive bonus program based upon the overall performance of Employers Mutual and its subsidiaries. The bonus program measures performance based on production increases compared to goal, the amount of increase in statutory surplus and the statutory combined loss and expense ratio of Employers Mutual and its insurance subsidiaries compared to goal and to the industry. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives through the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, an affiliate and four subsidiaries of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility and also provide for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 2002, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $454,128, an increase of 6.0 percent over the base salary paid him during 2001. The Committee arrived at that figure as an appropriate salary for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of peer group companies. The full Board of Directors of Employers Mutual approved the salary recommendation.

     The incentive bonus program is based upon a number of factors for Employers Mutual and its property and casualty insurance subsidiaries, as described above. Mr. Kelley's bonus will be paid over two installments during 2003.

     The members of the Senior Executive Compensation and Stock Option Committee of Employers Mutual are as follows:

                                          Blaine A. Briggs -- Chairman
                                          Gale L. Griffin
                                          Lanning Macfarland, Jr.
                                          Philip T. Van Ekeren

                             AUDIT COMMITTEE REPORT

     As reported earlier, the Audit Committee of the Board of Directors is composed of three members. All members of the Audit Committee are independent and do not have a relationship with the Company which would interfere with the exercise of their judgment in carrying out their responsibilities. The Audit Committee's responsibilities are described in a written charter initially adopted by the Board of Directors on May 25, 2000, with minor modifications to such charter being approved by the Board on February 28, 2001.

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The Audit Committee has also discussed with Ernst & Young LLP (E&Y), the Company's independent auditors during the 2002 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 and No. 90. Based on these reviews, nothing came to the attention of the Audit Committee that would cause them to believe that the audited financial statements contain any materially misleading statements or omit any material financial information.

     The Audit Committee has received from E&Y the written disclosures required by Independence Standards Board Standard No. 1. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year 2002 be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

     The members of the Audit Committee are as follows:

                                          David J. Fisher, Chairman
                                          George C. Carpenter III
                                          Raymond A. Michel

AUDIT FEES

     The aggregate fees incurred by the Company for the performance of the audit and the review of the Companies' financial statements by E&Y during 2002 were $123,849.

ALL OTHER FEES

     During 2002, E&Y had other non-audit fees that totaled $40,077, primarily related to tax work. There were no fees paid to E&Y associated with financial systems design and implementation. The Audit Committee considered and confirmed that the non-audit fees paid were compatible with E&Y maintaining its independence.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 2002, there were two occasions when Form 4 was not filed on a timely basis for directors of Employers Mutual Casualty Company. In both instances, the information was inadvertently sent late to the Company and the filings were not made on a timely basis. Mr. Lanning Macfarland, Jr. sold 2,000 shares in March and Dr. John Kelley sold 6,782 shares in May. The Form 4 on these two transactions were filed nine days and eleven days late, respectively. The Company has taken the appropriate steps that should prevent this from happening in the future.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U.S. companies and a published Industry Index, which is the Media General Industry Group 432, over a five-year period beginning December 31, 1997 and ending December 31, 2002. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Industry Index. It also assumes reinvestment of all dividends for the period.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG EMC INSURANCE GROUP INC., NASDAQ MARKET INDEX
                               AND INDUSTRY INDEX

                              [PERFORMANCE GRAPH]

                                            1997      1998     1999     2000     2001     2002
                                            ----      ----     ----     ----     ----     ----
EMC INSURANCE GROUP INC..................  $100.00   100.61    76.19   104.71   160.22   172.70
INDUSTRY INDEX...........................  $100.00   105.36   117.15   160.84   137.55   109.15
NASDAQ MARKET INDEX......................  $100.00   141.04   248.76   156.35   124.64    86.94

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Because of this operational relationship, there are a number of transactions between the two companies and their subsidiary companies that occur on an ongoing basis. For a discussion of those transactions, see the "Notes to Consolidated Financial Statements" in the Company's 2002 Annual Report to Stockholders.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP (E&Y) audited the financial statements of the Company for the year ended December 31, 2002. The Board of Directors has selected E&Y as auditors for the fiscal year ending December 31, 2003 and the stockholders are asked to ratify that selection. During 2002, in connection with its audit function, E&Y provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and consultation regarding various financial and accounting matters.

     A representative of E&Y will be present at the Annual Meeting, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE COMPANY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 18, 2003. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting. Any such proposal will be included in the Proxy Statement for the 2004 Annual Meeting if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under the rules promulgated by the Securities and Exchange Commission.

April 17, 2003

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DONALD D. KLEMME, Secretary

                                                       EMC INSURANCE GROUP INC.
                                                        PROXY FOR COMMON STOCK
                                             ANNUAL MEETING OF STOCKHOLDERS-MAY 20, 2003
                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce G. Kelley and George W. Kochheiser, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC
Insurance Group Inc. of record by the undersigned on April 2, 2003 at the Annual Meeting of Stockholders to be held on May 20, 2003 or any adjournment thereof.

      1. ELECTION OF DIRECTORS      [ ]FOR all nominees listed below                [ ]WITHHOLD AUTHORITY
                                       (except as marked to the contrary below)        to vote for all nominees listed below

      George C. Carpenter III, Elwin H. Creese, David J. Fisher, Bruce G. Kelley, George W. Kochheiser, Raymond A. Michel,
      Fredrick A. Schiek

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name on the space provided below.)


      ----------------------------------------------------------------------------------------------------------------------

      2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                              [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

      3. OTHER BUSINESS in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.












       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF
       NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                                                                Please sign exactly as your name appears. When
                                                                                shares are held by joint tenants, both should sign.
                                                                                When signing as attorney, executor, administrator,
                                                                                trustee or guardian, please give full title as such.
                                                                                If a corporation, please sign in full corporate name
                                                                                by President or other authorized officer. If a
                                                                                partnership, please sign in partnership name by
                                                                                authorized person.

                                                                                DATE:_____________________________________, 2003.

                                                                                ___________________________________________________
                                                                                Signature

                                                                                ___________________________________________________
                                                                                Signature if held jointly

                                                                                ---------------------------------------------------
                                                                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                    CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
                                                                                ---------------------------------------------------

